UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

Senseonics Holdings, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SENSEONICS HOLDINGS, INC.
20451 Seneca Meadows Parkway
Germantown, Maryland 20876-7005
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 22, 2020
Dear Stockholder:
A Special Meeting of Stockholders (the “Special Meeting”) of Senseonics Holdings, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”), will be held on Thursday, October 22, 2020 at 10:00 a.m. local time. The Special Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Special Meeting can be accessed by visiting www.meetingcenter.io/295938943 and entering your 16-digit control number (included in the proxy materials mailed to you). The purpose of the Special Meeting will be the following:
1.   To approve the issuance of more than 20% of our outstanding common stock upon conversion of Senior Secured Convertible Notes issued in August 2020, as required by and in accordance with the NYSE American Rule 713.
2.   To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 450,000,000 shares to 900,000,000 shares.
3.   To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice. All stockholders are invited to attend the meeting online. The record date for the Special Meeting is September 2, 2020. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on October 22, 2020 at 10:00 a.m. at www.meetingcenter.io/295938943.
The proxy statement is available at www.envisonreports.com/sens.
By Order of the Board of Directors,
Nick B. Tressler
Secretary
Germantown, Maryland
September [ ], 2020
You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote by one of following methods as promptly as possible in order to ensure your representation at the meeting: 1) over the internet at www.envisionreports.com/sens, 2) by telephone by calling the toll-free number 1-800-652-VOTE, or 3) by completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote online at the meeting, you must obtain a proxy issued in your name from that record holder.

SENSEONICS HOLDINGS, INC.
20451 Seneca Meadows Parkway
Germantown, Maryland 20876-7005
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To be Held on October 22, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors of Senseonics Holdings, Inc. (the “Board of Directors”) is soliciting your proxy to vote at the Special Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about September [ ], 2020 to all stockholders of record entitled to vote at the Special Meeting.
How do I attend the Special Meeting?
The Special Meeting will be held on Thursday, October 22, 2020 at 10:00 a.m. local time. The Special Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Special Meeting can be accessed by visiting www.meetingcenter.io/295938943 and entering your 16-digit control number which is included in these proxy materials. The virtual meeting platform is fully supported across browsers and devices running the most updated versions of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting.
We recommend that you log in a few minutes before the Special Meeting to ensure you are logged in when the meeting starts. Online check-in will begin at 8:55 a.m. Eastern Time.
Why is the Special Meeting a virtual, online meeting?
We have decided to hold a virtual meeting due to developments related to COVID-19. We also believe holding a virtual meeting improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
Information on how to vote online during the Special Meeting is discussed below.
Can I ask questions at the Special Meeting?
Only stockholders of record as of the record date for the Special Meeting and their proxy holders may submit questions or comments.
If you would like to submit a question, you may do so by joining the virtual Special Meeting at www.meetingcenter.io/295938943 and typing your question in the box in the Special Meeting portal. To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, we ask that you limit your remarks to one brief question or comment that is relevant to the Special Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions can be submitted at the Special Meeting through a question tab, and will be addressed in the Q&A portion of the Special Meeting as time permits, or on the “Investors” page of our website as soon as is practical after the meeting.
What if I need technical assistance accessing or participating in the virtual Special Meeting?
If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page. Technical support will be available starting at 8:30 a.m. Eastern Time on October 22, 2020.
Who can vote at the Special Meeting?
Only stockholders of record at the close of business on September 2, 2020 will be entitled to vote at the Special Meeting. On this record date, there were [ ] shares of common stock outstanding and entitled to vote and 3,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which are convertible into an aggregate of 6,302,521 shares of common stock, outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on September 2, 2020 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on September 2, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Will a list of stockholders entitled to vote at the Special Meeting be available?
For the ten days prior to the Special Meeting, a list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder of record for purposes germane to the Special Meeting at our corporate headquarters during regular business hours. In addition, during the Special Meeting, that list of stockholders will be available for examination by any stockholder of record at www.meetingcenter.io/295938943.
What am I voting on?
There are two matters scheduled for a vote:
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Proposal No. 1 — Approval of the issuance of more than 20% of our outstanding common stock upon conversion of Senior Secured Convertible Notes issued in August 2020, as required by and in accordance with the NYSE American Rule 713, or the “Senior Notes Conversion Share Issuance” proposal; and

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Proposal No. 2 — Approval of proposed amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 450,000,000 shares to 900,000,000 shares.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Special Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote during the meeting even if you have already voted by proxy.
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To vote through the Internet before the Special Meeting, go to www.envisionreports.com/sens to complete an electronic proxy card. Please have your enclosed proxy card in hand when you access the web site and then follow the instructions. If you choose to vote through the Internet before the Special Meeting, your vote must be received by 11:59 p.m. Eastern time on October 21, 2020 to be counted.

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You may attend the Special Meeting via the Internet and vote during the Special Meeting. The Special Meeting can be accessed by visiting www.meetingcenter.io/295938943 and entering your 16-digit control number which is included in the enclosed proxy card. Please have your proxy card in hand when you access the website and then follow the instructions.

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To vote over the telephone, dial toll-free 1-800-652-VOTE. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on October 21, 2020 to be counted.

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To vote using the proxy card, promptly complete and return your enclosed signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by October 21, 2020.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Please complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online at the Special Meeting, please follow the instructions www.meetingcenter.io/295938943. You will need the 16-digit control number, which is included in these proxy materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote online even if you have already voted by proxy.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of September 2, 2020. Holders of Series A Preferred Stock are entitled to 2,101 votes for each share of Series A Preferred Stock held.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1. The NYSE has advised us that Proposal No. 2 is considered to be “routine” under NYSE rules meaning that your broker may vote your shares on this proposal in the absence of your voting instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the Senior Notes Conversion Share Issuance proposal and “For” the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 450,000,000 shares to 900,000,000 shares. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
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You may submit another properly completed proxy card with a later date.

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You may grant a subsequent proxy by telephone or through the internet.

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You may send a timely written notice that you are revoking your proxy to Senseonics Holdings, Inc., Attn: Corporate Secretary, 20451 Seneca Meadows Parkway, Germantown, Maryland 20876-7005.

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You may attend the Special Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

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Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank or vote online at the Special Meeting.

When are stockholder proposals and director nominations due for next year’s annual meeting of stockholders?
To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders, your proposal must be submitted in writing by January 25, 2021 to our Corporate Secretary at 20451 Seneca Meadows Parkway, Germantown, Maryland 20876-7005. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2021 annual meeting, you must deliver your notice to our Corporate Secretary at the address above between March 2, 2021 and April 1, 2021. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on March 23, 2016.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the Special Meeting.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes. Votes will be counted by the inspector of elections appointed for the Special Meeting.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Senior Notes Conversion Share Issuance Proposal	“For” votes from the holders of a majority of the voting power of the shares present at the Special Meeting or represented by proxy and entitled to vote on the matter	Against	No effect
2	Amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 450,000,000 shares to 900,000,000 shares(1)	“For” votes from the holders of a majority of the voting power of the outstanding shares entitled to vote on the matter	Against	Against

(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Special Meeting or represented by proxy. Holders of our common stock and Series A Preferred Stock vote together as a single class in connection with each of the proposals at the Special Meeting.
On the record date, including our outstanding shares of Series A Preferred Stock on an as-converted to common stock basis, there were [ ] shares outstanding and entitled to vote. Thus, the holders of [ ] shares, including shares of Series A Preferred Stock on an as-converted to common stock basis, must be present or represented by proxy at the Special Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Special Meeting or the holders of a majority of shares present at the Special Meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Special Meeting?
Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K.
What proxy materials are available on the internet?
The proxy statement and annual report to stockholders are available at www.envisionreports.com/sens.

PROPOSAL NO. 1
APPROVAL OF THE SENIOR NOTES CONVERSION SHARE ISSUANCE PROPOSAL
Background
Note Purchase Agreement with PHC
On August 9, 2020, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with PHC, as the purchaser (together with the other purchasers from time to time party thereto, the “Note Purchasers”) and Alter Domus (US) LLC, as collateral agent, pursuant to which we borrowed $35.0 million in aggregate principal through the issuance and sale of Senior Secured Convertible Notes (the “PHC Notes”) on August 14, 2020. We also issued 2,914,176 shares of our common stock to PHC on August 14, 2020 as a financing fee.
The PHC Notes are senior secured obligations and are guaranteed on a senior secured basis by our wholly owned subsidiary, Senseonics, Incorporated. Interest at the annual rate of 9.5% will be payable semi-annually in cash or, at our option, payment in kind. The interest rate will decrease to 8.0% if we obtain approval for 180-day Eversense XL for marketing in the United States, subject to certain conditions. The maturity date for the PHC Notes is October 31, 2024 (the “Maturity Date”), provided that the Maturity Date will accelerate if we have not repaid our outstanding second lien secured notes (the “Second Lien Notes”) (other than an aggregate principal amount of up to $1.0 million) by 91 days prior to the maturity of the Second Lien Notes. The obligations under the PHC Notes are secured by substantially all of our and our subsidiary’s assets.
The Note Purchasers are entitled to convert the PHC Notes to common stock at a conversion rate of 1,867.4136 shares per $1,000 principal amount of the PHC Notes (including any interest added thereto as payment in kind), equivalent to a conversion price of approximately $0.54 per share, subject to specified anti-dilution adjustments, including adjustments for our issuance of equity securities on or prior to April 30, 2022 below the conversion price (the “price-based anti-dilution adjustments”). In addition, following a notice of redemption or certain corporate events that occur prior to the maturity date, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert PHC Notes in connection with such notice of redemption or corporate event. The maximum amount of such increase would be 233,4267 additional shares per $1,000 principal amount of the PHC Notes, for an adjusted conversion rate of 2,100.8403 shares per $1,000 principal amount of the PHC Notes. However, in order to comply with NYSE American Rules, we will be required to pay cash in lieu of delivering make-whole shares in excess of 2,016.8067 shares per $1,000 principal amount of the PHC Notes, unless we obtain stockholder approval to issue such shares as set forth in this Proposal 1. In addition, we have agreed not to effect any transaction that would result in price-based anti-dilution adjustments unless we obtain stockholder approval for such future adjustments as set forth in this Proposal 1.
Subject to specified conditions, on or after October 31, 2022, the PHC Notes are redeemable by us if the closing sale price of the common stock exceeds 275% of the conversion price for a specified period of time and subject to certain conditions upon 10 days prior written notice at a cash redemption price equal to the then outstanding principal amount (including any payment in kind interest which has been added to such amount), plus any accrued but unpaid interest. On or after October 31, 2023, the PHC Notes are redeemable by us upon 10 days prior written notice at a cash redemption price equal to the then outstanding principal amount (including any payment in kind interest which has been added to such amount), plus any accrued but unpaid interest, plus a call premium of 130% if redeemed at least six months prior to the Maturity Date or a call premium of 125% if redeemed within six months of the Maturity Date.
The Note Purchase Agreement further contains provisions that limit our ability to issue common stock upon conversion of the PHC Notes in amounts that exceed 70,588,235 shares of our common stock, subject to customary anti-dilution adjustments, including in the event of any stock split but excluding the price-based anti-dilution adjustments, unless we obtain stockholder approval as set forth in this Proposal No. 1.
Further Information
The terms of the Note Purchase Agreement and the PHC Notes are complex and only briefly summarized above. For further information, please refer to the descriptions contained in our Current

Report on Form 8-K filed with the SEC on August 10, 2020, and the Note Purchase Agreement, the form of which was filed as an exhibit to our Form 8-K/A filed on [     ], 2020.
NYSE American Rules
Because our common stock is listed on the NYSE American, we are subject to the NYSE American listing rules, including Rule 713. Rule 713 of the NYSE American requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the issuer equals 20% or more of presently outstanding common stock.
As described above, the PHC Notes are convertible into our common stock. In the aggregate, the number of shares issuable upon conversion of the PHC Notes represent more than 20% of our outstanding common stock on August 7, 2020. Assuming conversion in full of all PHC Notes, including the issuance of the maximum number of make-whole shares, when combined with the 2,914,176 shares of common stock issued to PHC on August 14, 2020, could result in the issuance of an aggregate of up to 76,470,588 shares of common stock, which is more than 20% of our outstanding common stock on August 9, 2020. Furthermore, the conversion price of the PHC Notes contains price-based anti-dilution adjustments, which could result in a greater number of shares of common stock being issued and the issuance of shares of our common stock at a price per share that is less than the greater of book or market value.
Accordingly, to comply with Rule 713, we are seeking stockholder approval of the issuance of shares of our common stock upon conversion of the PHC Notes pursuant to their terms into an aggregate number of shares that, when combined with the shares of common stock issued to PHC on August 14, 2020 equals up to 76,470,588 shares of common stock, and for the issuance of additional shares of common stock that may result from the price-based anti-dilution adjustments contained in the Note Purchase Agreement.
Consequences of Not Obtaining Stockholder Approval and Vote Required
If stockholders do not vote in favor of the Senior Notes Conversion Share Issuance proposal, then, in certain circumstances, we would be required to pay cash in lieu of delivering make-whole shares. In addition, we would be restricted from effecting any transaction that would result in price-based anti-dilution adjustments, including issuing equity securities on or prior to April 30, 2022 below the conversion price of the PHC Notes. We expect that we will need to raise additional capital in the future, likely before April 30, 2022. If our stock price at such time is below the conversion prices of the PHC Notes at a time that we need to raise additional capital, this limitation could have a material adverse effect on our ability to raise such capital on favorable terms or at all. As a result, the failure to approve this proposal could have a material adverse effect on our future liquidity and our operations.
The affirmative vote of the holders of a majority of the voting power of the shares present at the Special Meeting or represented by proxy and entitled to vote on the subject matter will be required to approve the Senior Notes Conversion Share Issuance proposal.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 1

PROPOSAL NO. 2
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
The Board of Directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized number of shares of common stock from 450,000,000 shares to 900,000,000 shares.
The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of our stockholders, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
In addition to the [_] shares of common stock outstanding on September 2, 2020, the Board has reserved an aggregate of (i) 3,430,354 shares of common stock for outstanding stock awards granted under our Amended and Restated 1997 Stock Option Plan, (ii) 25,076,838 shares of common stock for outstanding stock awards granted under our 2015 Equity Incentive Plan, (iii) 5,721,034 shares for future issuance under the Amended and Restated 2015 Equity Incentive Plan, (iv) 1,006,606 shares of common stock for outstanding stock awards granted under our Inducement Plan, (v) 388,000 shares of common stock for future issuance under our Inducement Plan, (vi) 6,341,661 shares of common stock for future issuance under our 2016 Employee Stock Purchase Plan, (vii) 495,886 shares of Common Stock for outstanding stock awards granted under our 2016 Employee Stock Purchase Plan, (viii) 9,696,581 shares of common stock for issuance upon exercise of outstanding warrants, (ix) 6,672,500 shares of common stock for issuance upon conversion of outstanding convertible senior subordinated notes due 2023, (x) 52,727,272 shares of common stock for issuance upon conversion of outstanding convertible senior subordinated notes due 2025, (xi) 38,002,158 shares of Common Stock for future issuance upon conversion of our Second Lien Notes, and (xii) 6,302,521 shares of common stock for issuance upon conversion of 3,000 shares of Series A Preferred Stock outstanding.
In addition, subject to approval by our stockholders of Proposal No. 1, the PHC Notes are convertible into up to 76,470,588 shares of our common stock, subject to specified anti-dilution adjustments, including adjustments for our issuance of equity securities on or prior to April 30, 2022 below the conversion price of the PHC Notes.
We have also entered into an at-the-market sales agreement with Cowen and Company LLC, as sales agent, under which we may offer and sell, from time to time at our sole discretion, shares of common stock having an aggregate offering price of up to $50.0 million.
In addition, pursuant to our Stock Purchase Agreement with Masters Special Situations, LLC and certain affiliates thereof (“Masters”), Masters or their assignees have the option to purchase up to an additional 27,000 shares of Series A Preferred Stock at a price of $1,000 per share, subject to the terms and conditions of the Stock Purchase Agreement, upon the later November 12, 2020 or the date 10 days after we receive stockholder approval to increase our authorized common stock by an amount sufficient to permit conversions of the Series A Preferred Stock, but in any event no later than January 11, 2021, and subject to specified conditions. If we were to issue such additional shares of Series A Preferred Stock, the shares would be convertible into an aggregate of 56,722,689 shares of common stock.
We also have the option to sell and issue PHC up to 15,000 shares of convertible preferred stock (the “PHC Preferred Stock”) on or before December 31, 2022, contingent upon receipt of any stockholder approval required by the listing rules of the NYSE American and the approval for 180-day Eversense XL for marketing in the United States before such date. If we were to issue the 15,000 shares of PHC Preferred Stock, such shares would be convertible into an aggregate of 31,512,605 shares of common stock.
Possible Anti-Takeover Effects of Increase in Authorized Common Stock
We could also use the additional shares of common stock that will become available for issuance to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company.

For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The proposed increase in authorized shares of common stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed increase in authorized shares of common stock may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed increase in authorized shares of common stock may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the proposed increase in authorized shares of common stock with the intent that it be utilized as a type of anti-takeover device. Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our board of directors is classified into three classes of directors. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide otherwise. In addition, the amended and restated certificate of incorporation provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our amended and restated bylaws limit who may call special meetings of the stockholders. Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our amended and restated bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. Finally, our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. These and other provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.
Reasons for the Increase in Authorized Shares and Risks to Stockholders of Not Approving this Proposal No. 2
Since our inception, we have incurred significant net losses. To date, we have financed our operations primarily through sales of our equity securities and debt financing and until we can generate sufficient product revenues, if ever, we expect to finance future cash needs through public or private equity or equity-linked offerings and debt financings. We regularly consider fund raising opportunities and may decide, from time to time, to raise capital based on various factors, including market conditions and our plans of operation. In this regard, if the Board of Directors determines that raising additional capital through issuing the additional shares of common stock is desirable, we want to be able to act quickly if market conditions are favorable. Given that we have reserved substantially all of our current remaining authorized and unissued shares of common stock for issuance pursuant to outstanding convertible or exercisable securities and for issuance under our equity compensation plans, if this Proposal No. 2 is not approved, we will not be able to raise future capital without first obtaining stockholder approval for an increase in the number of authorized shares of common stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may be necessary or desirable would likely negatively impact our ability to raise capital, our ability to fund our ongoing business operations and the trading price of our common stock.
In summary, if our stockholders do not approve this Proposal No. 2, we may not be able to access the capital markets, fund our operations, attract, retain and motivate employees, officers, directors, consultants and/or advisors, and pursue other business opportunities integral to our growth and success, all of which could severely harm our business and our prospects.
Although we currently have no plans, arrangements or understandings to issue the additional shares of common stock except as described in this proxy statement, we desire to have the shares available to provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or products through the acquisition of other businesses or products; and other purposes.The affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the subject matter, including the Series A Preferred Stock voting on an as converted basis, will be required to approve this amendment to our Amended and Restated Certificate of Incorporation.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2020, except as otherwise noted below, by (i) each director; (ii) each of our named executive officers; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted below, the address for persons listed in the table is c/o Senseonics Holdings, Inc., 20451 Seneca Meadows Parkway, Germantown, Maryland 20876.
This table is based upon information supplied by our named executive officers, directors and principal stockholders and a review of Schedule 13G and Schedule 13D and Section 16 filings with the SEC. Unless otherwise indicated in the footnotes to the table and subject to common property laws where applicable, we believe that each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. Applicable percentages are based on 230,551,676 shares of common stock outstanding as of June 30, 2020, adjusted as required by the rules promulgated by the SEC.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Stockholders:
Entities affiliated with New Enterprise Associates, Inc.(1)	19,142,350	8.2%
Roche Finance Ltd.(2)	29,319,010	12.7
Entities affiliated with Robert J. Smith(3)	19,716,139	8.6
Gilder, Gagnon, Howe & Co. LLC(4)	15,780,806	6.8
Entities affiliated with Wellington Management Group LLP(5)	13,357,466	5.8
Entities affiliated with Highbridge Capital Management, LLC(6)	25,250,000	9.9
Named Executive Officers and Directors:
Timothy T. Goodnow, Ph.D.(7)	2,669,487	1.1
Francine R. Kaufman, M.D.(8)	183,334	*
Mukul Jain, Ph.D.(9)	1,600,297	*
Jon D. Isaacson	—	—
Peter Justin Klein, M.D., J.D.(10)	377,520	*
Stephen P. DeFalco(11)	1,141,231	*
Edward J. Fiorentino(12)	489,713	*
Douglas S. Prince(13)	450,049	*
Douglas A. Roeder(14)	10,167,517	4.4
Steven Edelman, M.D.(15)	438,030	*
All current directors and executive officers as a group (10 persons)(16)	17,517,178	7.4

*
Represents beneficial ownership of less than 1%.

(1)
Consists of (a) 12,194,352 shares of common stock and 1,079,436 shares of common stock underlying immediately exercisable warrants held by New Enterprise Associates 10, Limited Partnership, or NEA 10, and (b) 5,166,932 shares of common stock and 701,630 shares of common stock underlying immediately exercisable warrants held by New Enterprise Associates 9, Limited Partnership, or NEA 9. The shares held by NEA 10 are indirectly held by NEA Partners 10, Limited Partnership, or Partners 10, the sole general partner of NEA 10. The individual general partners of Partners 10, or NEA 10 GPs, are Peter J. Barris, Scott D. Sandell and M. James Barrett. Partners 10 and the NEA 10 GPs may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by NEA 10. The shares held by NEA 9 are indirectly held by NEA Partners 9, Limited Partnership, or Partners 9, the sole general partner of NEA 9. The individual general partner of Partners

9 is Peter J. Barris. Partners 9 and Peter J. Barris may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by NEA 9. This information has been obtained from a Schedule 13D/A filed on June 12, 2020 by NEA 10, NEA 9, Partners 10, Partners 9, and Scott D. Sandell. The principal business address of NEA 10 and NEA 9 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(2)
Consists of 28,345,276 shares of common stock and 973,734 shares of common stock underlying immediately exercisable warrants held by Roche Finance Ltd. Roche Finance Ltd is a wholly-owned subsidiary of Roche Holding Ltd, a publicly-held corporation. This information has been obtained from a Schedule 13D/A filed on March 20, 2019 by Roche Holding Ltd and Roche Finance Ltd. The principal business address of Roche Finance Ltd is Grenzacherstrasse 122, 4070 Basel, Switzerland.

(3)
Consists of 19,636,139 shares of common stock held by Energy Capital, LLC and 80,000 shares of common stock held by Plato & Associates, LLC. Robert L. Smith, the sole Managing Member of Energy Capital, LLC and Plato & Associates, LLC, may be deemed to have voting and dispositive power over the shares held by Energy Capital, LLC and Plato & Associates, LLC. This information has been obtained from a Schedule 13D/A filed on January 28, 2020 by Robert J. Smith, Energy Capital, LLC and Plato & Associates, LLC. The address of Robert J. Smith, Energy Capital, LLC and Plato & Associates, LLC is 13650 Fiddlesticks Blvd., Suite 202-324, Ft. Myers, FL 33912.

(4)
Consists of 15,780,806 shares of common stock held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares. This information has been obtained from a Schedule 13G/A filed on February 14, 2020 by Gilder, Gagnon, Howe & Co. LLC. The principal business address of Gilder, Gagnon, Howe & Co. LLC is 475 10th Avenue New York, New York 10018.

(5)
Consists of 13,357,466 shares of common stock owned of record by clients of Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP, which is owned by Wellington Management Group LLP. This information has been obtained from a Schedule 13G filed on February 14, 2020 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The principal business address of Wellington Management Company LLP and its affiliates is 280 Congress Street, Boston, MA 02210.

(6)
This represents the number of shares of common stock equal to 9.9% of the total shares of common stock outstanding if the stockholder converted the maximum number of securities permitted by the conversion caps discussed in further detail below. This information was provided to the Company by the stockholder as of April 24, 2020 in connection with the Company’s filing of a registration statement on Form S-3. Without giving effect to the conversion limitation, the number of shares would consist of (i) 12,526,086 shares of common stock, (ii) 4,500,000 shares underlying currently exercisable warrants to purchase common stock, and (iii) 14,894,466 shares of common stock issuable upon conversion of Second Lien Notes, based on a conversion price as of April 28, 2020 of $0.543 per share, which represents a 10% discount to the daily volume weighted average price of the common stock on April 28, 2020 and excludes an aggregate of 18,458,499 shares of common stock issuable upon conversion of Second Lien Notes, based on a conversion price as of April 28, 2020 of $0.543 per share, which represents a 10% discount to the daily volume weighted average price of the common stock on April 28, 2020, as such conversion rights are not exercisable by the stockholder within sixty days of April 28, 2020 or exercisability is outside the control of the stockholder as of April 28, 2020. Excludes all shares of common stock issuable upon conversion of first lien term notes previously held by entities affiliated with Highbridge Capital Management, LLC, as such conversion rights were not exercisable by the stockholder within sixty days of April 28, 2020 or exercisability was outside of the control of the stockholder as of April 28, 2020. As detailed in the Company’s Current Report on Form 8-K filed with the SEC on August 10, 2020, the Company has subsequently repaid the first lien term notes in full and the conversion price floor of the Second Lien Notes has been reduced to $0.33 per share. In addition, pursuant to terms of the warrants, first lien term notes and Second Lien Notes, such instruments are not exercisable or convertible to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the stockholder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with such stockholder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such stockholder is a member) would exceed 9.90% of the total number of shares of common stock then issued and outstanding. Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Master Fund, L.P. The principal business address of Highbridge Captial Management, LLC and Highbridge Tactical Credit Master Fund, L.P. is 227 Park Avenue, 23rd Floor, New York, New York 10172.
(7)
Consists of (a) 437,012 shares of common stock and (b) 2,232,475 shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(8)
Consists of shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(9)
Consists of shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(10)
Consists of (a) 53,506 shares of common stock and (b) 324,014 shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(11)
Consists of (a) 820,008 shares of common stock and (b) 321,223 shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(12)
Consists of (a) 84,590 shares of common stock and (b) 405,123 shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(13)
Consists of (a) 44,926 shares of common stock and (b) 405,123 shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(14)
Consists of (a) 9,751,725 shares of common stock held by Delphi Ventures VIII, L.P., or Delphi VIII, (b) 94,569 shares of common stock held by Delphi BioInvestments VIII, L.P., or Delphi Bio, and (c) 321,223 shares of common stock underlying options that are held by Douglas Roeder and are exercisable within 60 days of June 30, 2020. Delphi Management Partners VIII, L.L.C., or DMP VIII, is the general partner of each of Delphi VIII and Delphi Bio, collectively referred to herein as the Delphi VIII Funds. Mr. Roeder is a Managing Member of DMP VIII and may be deemed to share voting and dispositive power over the shares held by the Delphi VIII Funds. This information has been obtained from a Schedule 13G/A filed on February 7, 2020 by Delphi VIII, Delphi Bio, DMP VIII, Douglas A. Roeder, James J. Bochnowski, David L. Douglass and Deepika R. Pakianathan.

(15)
Consists of (a) 76,837 shares of common stock and (b) 361,193 shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

(16)
Consists of (a) 11,363,173 shares of common stock and (b) 6,154,005 shares of common stock underlying options that are exercisable within 60 days of June 30, 2020.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of meeting materials, please notify your broker or us. Direct your written request to Senseonics Holdings, Inc., Attn: Corporate Secretary, 20451 Seneca Meadows Parkway, Germantown, Maryland 20876-7005. Stockholders who currently receive multiple copies of the meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Nick B. Tressler
Secretary
Dated: September [ ], 2020
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Corporate Secretary, Senseonics Holdings, Inc., 20451 Seneca Meadows Parkway, Germantown, Maryland 20876-7005.